Nelda Connors Elected to Zebra Technologies Board of Directors

LINCOLNSHIRE, Ill. – Nov. 9, 2021 – Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the front line of business with solutions and partners that deliver a performance edge, today announced it has elected Nelda Connors to the company’s Board of Directors, effective as of February 3, 2022. With the addition of Connors, Zebra’s Board will have nine members. She will join as a member of the Board’s Audit Committee.

Connors is the Founder of Pine Grove Holdings, LLC and has served as its CEO since 2011. Pine Grove Holdings, LLC is a privately held investment company that acquires and operates small- and medium-size businesses focused on power generation, software-as-a-service, advanced material as well as the transportation and logistics markets.

“Nelda Connors has more than 25 years of experience working with companies across the U.S., Europe and Asia with recognized expertise and strategic counsel,” said Michael Smith, Chair of the Board of Directors, Zebra Technologies.

Previously, Connors was President and CEO of Atkore International Inc., formerly the Electrical and Metal Products division of Tyco International, before it became a privately held company in Dec. 2010. Prior to Tyco, she served as a Vice President at Eaton Corporation including several positions in operations, continuous improvement, and general management. Before joining Eaton, Connors served in executive roles in the diversified industrial and automotive markets.

“I am honored to join the Zebra Board of Directors because Zebra is an outstanding company that is bringing its vision of enterprise asset intelligence to life through organic innovation and strategic acquisitions,” said Nelda Connors. “I look forward to contributing to the company’s future growth based on my experience and skill set.”

Connors currently serves as a director of Baker Hughes, Boston Scientific, BorgWarner Inc., and Robert F. Kennedy Human Rights as well as an independent advisor to Nissan North America, providing guidance on product planning, manufacturing, sales and distribution strategy, diversity efforts and sustainability. She is also an advisor for Queen’s Gambit Growth Capital. She previously served as a Class B director of the Federal Reserve Bank of Chicago, and on the boards of Blount International, CNH Industrial, N.V., Clarcor, Inc., Echo Global Logistics and Vesuvius plc.

###

ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) empowers the front line in retail/ecommerce, manufacturing, transportation and logistics, healthcare, public sector and other industries to achieve a performance edge. With more than 10,000 partners across 100 countries, Zebra delivers industry-tailored, end-to-end solutions to enable every asset and worker to be visible, connected and fully optimized. The company’s market-leading solutions elevate the shopping experience, track and manage inventory as well as improve supply chain efficiency and patient care. In 2020, Zebra made Forbes Global 2000 list for the second consecutive year and was listed among Fast Company’s Best Companies for Innovators. For more information, visit www.zebra.com or sign up for news alerts. Participate in Zebra’s Your Edge blog, follow the company on LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Media Contact:
Therese Van Ryne
Zebra Technologies
+1-847-370-2317
therese.vanryne@zebra.com

Industry Analyst Contact:
Kasia Fahmy
Zebra Technologies
+1-224-306-8654
k.fahmy@zebra.com

ZEBRA and the stylized Zebra head are trademarks of Zebra Technologies Corp., registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners. ©2021 Zebra Technologies Corp. and/or its affiliates.